Exhibit 2.1

PURCHASE AGREEMENT

among

DESERT CAPITAL REIT, INC.

DESERT CAPITAL TRS, INC.

and

SANDSTONE EQUITY INVESTORS, LLC

Dated as of November 21, 2007

EXHIBITS
Exhibit A	Form of Employment Agreement
Exhibit B	Form of Promissory Note
Exhibit C	Form of Unit Pledge Agreement
Exhibit D	Form of Advisory Agreement
Exhibit E	Form of Loan Agreement
Exhibit F	Form of Loan Origination Agreement
Exhibit G	Form of Letter Agreement Regarding Incentive Compensation

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, dated as of November 21, 2007, is entered into by and among DESERT CAPITAL REIT, INC., a Maryland corporation (“Parent”), DESERT CAPITAL TRS, INC., a Delaware corporation (“Seller”) and SANDSTONE EQUITY INVESTORS, LLC, a Delaware limited liability company (“Buyer”).  Parent, Seller and Buyer are referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, Seller is a wholly owned subsidiary of Parent; and

WHEREAS, Seller owns all of the issued and outstanding membership units (the “Units”) of Consolidated Mortgage, LLC, a Nevada limited liability company (the “Company”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Units, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Parent’s Board of Directors, acting upon the recommendation of a special committee of independent, non-management directors (the “Special Committee”) thereof, has determined, subject to receipt by the Special Committee of the Fairness Opinion (as hereinafter defined), that this Agreement and the transactions contemplated hereby are advisable to, and in the best interests of, Parent’s stockholders; and

WHEREAS, Parent’s Board of Directors, acting upon the recommendation of the Special Committee, has adopted resolutions, subject to receipt by the Special Committee of the Fairness Opinion, approving the sale of the Company by Seller, the execution of this Agreement and the consummation of the transactions contemplated hereby; and

WHEREAS, the Board of Directors of Seller has adopted resolutions, subject to receipt by the Special Committee of the Fairness Opinion, approving the sale of the Company by Seller, the execution of this Agreement and the consummation of the transactions contemplated hereby; and

WHEREAS, the Manager of Buyer has adopted resolutions approving the acquisition of the Company by Buyer, the execution of this Agreement and the consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties, herein contained, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to become legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.  Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Action” means any action, charge, complaint, material grievance, arbitration, investigation, suit or other proceeding, at law or in equity, by or before any court or other Governmental Authority.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act; provided, however, that, for purposes of this Agreement, neither Parent nor Seller shall not be deemed an Affiliate of Buyer and Buyer shall not be deemed an Affiliate of Parent or Seller.

“Agreement” means this Purchase Agreement, including all Exhibits and Schedules hereto, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“ARJ” means ARJ Management Inc., a Nevada corporation.

“ARJ Agreement” means that certain Agreement for Compensation dated December 30, 2002 between ARJ and the Company.

“Assigned Shares” means 300,000 shares of the issued and outstanding common stock of the Parent, which the Buyer and the Seller agree have a total value of $4,500,000 based on the offering price of the Company’s common stock as of the date hereof; provided that the Buyer may deliver an equivalent amount of cash in lieu of a portion of such shares as long as the total combined value of the cash and shares is equal to $4,500,000.

“Burton” means Burton Management Company, Ltd., a Nevada corporation.

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York or Nevada are not open for the transaction of normal banking business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Group” has the meaning given in Section 7.1.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” means the date the Closing occurs pursuant to Section 2.3.

“Commission” means the Securities and Exchange Commission.

“Company” has the meaning set forth in the Recitals to this Agreement.

“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

“Damages” means all losses, claims, damages, payments, penalties, fines, interest, Taxes, liabilities, costs and expenses (including costs and expenses of Actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto and out-of pocket expenses and reasonable attorneys’ fees and expenses reasonably incurred in defending against any such Actions or in enforcing a Party’s rights hereunder).

“Employment Agreements” means employment and noncompetition agreements between the Buyer as employer and each of Todd Parriott, G. Steven Dawson, Jonathan Arens and Erin Ackerman as employees, with noncompetition obligations in favor of Buyer and the Company, in substantially the form of Exhibit A attached hereto.

“Fairness Opinion” has the meaning set forth in Section 6.1(b).

“Farrar Litigation” means the litigation filed on April 27, 2007 pending in Clark County, Nevada under Case Number A540243 against Todd Parriott, et al by Robert Farrar, as Trustee for the Frank L. Farrar and Patricia J. Farrar Irrevocable Trust, and Consolidated Mortgage, LLC, f/k/a Consolidated Mortgage, Inc.

“Governmental Authority” means any US or foreign federal, state or local government, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality.

“Indemnified Party” has the meaning set forth in Section 7.2.

“Indemnifying Party” has the meaning set forth in Section 7.2.

“Injunction” has the meaning set forth in Section 5.1.

“Laws” means all applicable federal, state, local and foreign laws, statutes, constitutions, rules, regulations, ordinances and similar provisions having the force of law and all judgments, rulings, orders, decrees, injunctions, guidance and guidelines of Governmental Authorities.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” means any mortgage, pledge, lien, encumbrance, restriction, option, charge or other security interest.

“Material Adverse Effect” means (A) with respect to the Company, an event, factor or occurrence having a material adverse effect on the business, operations, assets or financial condition of the Company, taken as a whole, excluding, in each case, any such event, factor or occurrence resulting from or arising out of or in connection with (i) general economic, industry or market events, occurrences, developments, circumstances or conditions, (ii) changes in applicable Laws or regulatory policies, (iii) changes in accounting standards, principles or interpretations, (iv) changes in political conditions (including acts of war, whether or not declared, armed hostilities or terrorism), (v) any change in or effect on the assets or properties of the Company which is cured (including the payment of money) by the Company or Seller prior to the Closing Date, (vi) the public announcement of the transactions contemplated by this Agreement, (vii) any action permitted under this Agreement or taken with the consent of Buyer or (viii) any action taken by Buyer or any of its Affiliates or representatives and (B) with respect to Buyer, a material adverse effect on the ability of Buyer to perform its obligations under, or to consummate the transaction contemplated by, this Agreement and the Transaction Documents (including, without limitation, Buyer’s ability to pay or cause the Company to pay all obligations under the Promissory Note and the installment payments specified in Section 2.2(b).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or governmental entity (or any department, agency, or political subdivision thereof).

“Promissory Note” means a promissory note executed by the Company in the original principal amount of Fifteen Million Five Hundred Thousand Dollars ($15,500,000) substantially in the form attached hereto as Exhibit B.

“Proxy Statement” means the proxy statement to be sent by Parent to its stockholders prior to the Annual Meeting.

“Purchase Price” means (a) the Assigned Shares, (b) the Promissory Note, (c) the Total Installment Payment.

“Remedies Exceptions” means (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Securities Filings” means: (i) Parent’s annual report on Form 10-K for the year ended December 31, 2006 filed by Parent with the Commission and (ii) all other periodic reports (including quarterly reports on Form 10-Q and current reports on Form 8-K) filed by Parent with the Commission since December 31, 2006.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Group” has the meaning given in Section 7.2.

“Special Committee” has the meaning set forth in the Recitals to this Agreement.

“Subsidiary,” when used with respect to any Person, means any other Person of which (a) in the case of a corporation, at least (i) a majority of the equity and (ii) a majority of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (b) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (i) owns a majority of the equity interests thereof and (ii) has the power to elect or direct the election of a majority of the members of the governing body thereof.  Notwithstanding the foregoing, for purposes of this Agreement neither Buyer nor Parent shall be deemed a Subsidiary of the other.

“Surviving Covenants” has the meaning set forth in Section 7.3(a).

“Tax” means any federal, state, local, or foreign tax, charge, duty, fee, levy or other assessment, in each case imposed by a Governmental Authority, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real or personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, and including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any taxing authority.

“Third Party Claim” has the meaning given in Section 7.5(a).

“Total Installment Payment” has the meaning set given in Section 2.2(b).

“Transaction Documents” means this Agreement and all other documents delivered or required to be delivered by any Party pursuant to this Agreement.

“Transfer Taxes” means all transfer or similar Taxes (excluding Taxes measured by net income), including sales, real property, use, excise, stock transfer, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges.

“Unit Pledge Agreement” means the pledge agreement executed by Buyer and Seller substantially in the form attached hereto as Exhibit C.

“Units” has the meaning set forth in the recitals to this Agreement.

ARTICLE II.

PURCHASE AND SALE OF THE UNITS

Section 2.1.  Purchase and Sale of the Units.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Units at the Closing, for the Purchase Price.

Section 2.2.  Payment of Purchase Price.  Buyer shall pay the Purchase Price to Seller as follows:

(a)  At Closing, Buyer shall deliver to Seller an assignment of the Assigned Shares to Seller (for all Assigned Shares which are not certificated) and originals of all certificated securities representing the Assigned Shares (if any) together with stock powers endorsed in blank necessary to transfer such certificates.  The dividends receivable with respect to the Assigned Shares for the month of November shall be prorated by Seller and Buyer at the Closing effective as of the Closing Date.

(b)  Buyer shall pay or cause the Company to pay to Seller on the last day of each calendar quarter, an amount equal to (A) one percent (1%) of the principal amount of all mortgage loans originated or brokered by the Company or any of its Affiliates and funded by Parent during such calendar quarter for the first Two Hundred Million Dollars ($200,000,000) of mortgage loans funded during each calendar year; and (B) one-half of one percent (.5%) of the principal amount of all mortgage loans originated or brokered by the Company and funded by Parent during such calendar quarter in excess of Two Hundred Million Dollars ($200,000,000) during each calendar year, commencing on the last day of the calendar quarter in which the Closing Date occurs and continuing on the last day of each calendar quarter thereafter until Seller has received Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000) (the “Total Installment Payment”) pursuant to this Section 2.2(b).  In no event shall Buyer be obligated to pay or cause the Company to pay to Seller more than the Total Installment Payment pursuant to this Section 2.2(b).

(c)  The Promissory Note, duly executed by the Company shall constitute the balance of the Purchase Price.  The Promissory Note shall be secured by the Unit Pledge Agreement.

(d)  The Total Installment Payment shall be secured by the Unit Pledge Agreement.

Section 2.3.  Closing.  Unless this Agreement shall have been terminated pursuant to Article VII and subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VI, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at the offices of Locke Lord Bissell & Liddell LLP, 2200 Ross Avenue, Suite 2200, Dallas, Texas, 75201, commencing at 10:00 a.m. local time on the day which is three Business Days after the date on which the last of the conditions set forth in Article VI (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, when permissible, waived or (b) on such other date and/or at such other time and/or place as the Parties may mutually agree in writing.

Section 2.4.  Closing Deliveries.  (a) At or prior to the Closing, Parent and Seller will deliver or cause to be delivered to Buyer the following:

(i)	originals of all certificated securities representing the equity interests in the Company and stock powers endorsed in blank necessary to transfer such certificated securities;

(ii)	an Advisory Agreement between Parent and Buyer substantially in the form attached hereto as Exhibit D duly executed by Parent;

(iii)	the Unit Pledge Agreement duly executed by Seller;

(iv)	a Loan Agreement substantially in the form attached hereto as Exhibit E duly executed by Seller and the Company;

(v)	a Loan Origination Agreement substantially in the form attached hereto as Exhibit F duly executed by Parent and the Company;

(vi)	the certificates referred to in Sections 6.3(a) and 6.3(b); and

(vii)	all other documents required to be delivered by Parent and Seller to Buyer at the Closing pursuant to this Agreement.

(b)  At the Closing, Buyer will deliver or cause to be delivered to Parent and Seller the following:

(i)	stock powers endorsed in blank necessary to transfer the certificates representing the Assigned Shares to Seller and originals of all certificated securities representing the Assigned Shares;

(ii)	Employment Agreements duly executed by Buyer on the one hand and each of Todd Parriott, G. Steven Dawson, Jonathan Arens and Erin Ackerman on the other hand;

(iii)	an Advisory Agreement between Parent and Buyer substantially in the form attached hereto as Exhibit D duly executed by Buyer;

(iv)	the Unit Pledge Agreement duly executed by Buyer;

(v)	the Letter Agreement Regarding Incentive Compensation substantially in the form attached hereto as Exhibit G duly executed by Burton;

(vi)	an agreement in form and substance satisfactory to Parent and Seller duly executed by ARJ pursuant to which the Company and ARJ have terminated the ARJ Agreement effective as of the Closing Date;

(vii)	a notice of termination duly executed by Burton pursuant to which Burton has terminated that certain Advisory Agreement dated July 15, 2004 between Burton and Parent effective as of the Closing Date;

(viii)	the certificates referred to in Sections 6.2(a) and 6.2(b); and

(ix)	all other documents required to be delivered by Buyer to Parent and Seller at the Closing pursuant to this Agreement.

Section 2.5.  Satisfaction of Conditions.  All conditions to the obligations of Parent, Seller and Buyer to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for purposes of ARTICLE VI upon the Closing.

Section 2.6.  Transfer Taxes.  All applicable Transfer Taxes (including any Transfer Taxes due as a result of the sale of the Units and Transfer Taxes, if any, imposed upon the transfer of real and personal property) payable in connection with this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions will be paid by Buyer.

ARTICLE III.

PARENT’S REPRESENTATIONS AND WARRANTIES

Parent represents and warrants to Buyer as of the date hereof (except to the extent that a particular representation or warranty is specifically made as of another time) except as set forth in any Securities Filings, as follows:

Section 3.1.  Organization.  Each of Parent and Seller is a corporation validly organized and existing under the laws of the States of Maryland and Delaware respectively.

Section 3.2.  Authorization; Execution, Enforceability.

(a)  Each of Parent and Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each Parent and Seller of this Agreement and the other Transaction Documents to which it is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent and Seller (as the case may be).  This Agreement has been duly executed and delivered by each of Parent and Seller and, assuming this Agreement constitutes a legal, valid and binding obligation of Buyer, constitutes a legal, valid and binding obligation of each of Parent and Seller, enforceable against them in accordance with its terms, subject to the Remedies Exception.

(b)  Parent’s Board of Directors, acting upon the recommendation of the Special Committee (at a meeting or meetings duly called and held) has (i) determined that this Agreement and the transactions expressly contemplated hereby, are advisable and fair to and in the best interests of, Parent’s stockholders, and (ii) approved this Agreement and the other material Transaction Documents, and the transactions expressly contemplated hereby and thereby, in each case, subject to receipt of the Fairness Opinion.

(c)  Seller’s Board of Directors has approved this Agreement and the other material Transaction Documents, and the transactions expressly contemplated hereby and thereby, in each case, subject to receipt by the Special Committee of the Fairness Opinion.

Section 3.3.  Title to Units.  Seller holds of record and owns beneficially the Units which Units constitute 100% of the issued and outstanding equity securities of the Company, free and clear of any and all Liens, except (i) as may be created by this Agreement, (ii) as may be set forth in the certificate of incorporation or bylaws of the Company, (iii) for any restrictions on sales of securities under applicable securities Laws, and (iv) claims made pursuant to the Farrar Litigation.  All of the Units have been duly authorized and validly issued and are fully paid and nonassessable.

Section 3.4.  No Additional Representations.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, PARENT AND SELLER EACH EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY, ITS BUSINESS OR THE ASSETS OF THE COMPANY, AND PARENT AND SELLER EACH SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY, IT BEING UNDERSTOOD THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND THE BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.

ARTICLE IV.

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Parent and Seller as of the date hereof (except to the extent that a particular representation or warranty is specifically made as of another time) as follows:

Section 4.1.  Organization.  Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and Buyer has all requisite corporate power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated.  Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 4.2.  Authorization.  Buyer has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer and Buyer’s members.  This Agreement has been duly executed and delivered by Buyer and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent and Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.

Section 4.3.  Title to Assigned Shares.  At the Closing, Buyer will be the record owner of all of the Assigned Shares and all of the Assigned Shares will be free and clear of any and all Liens, except (i) as may be created by this Agreement, (ii) as may be set forth in the articles of incorporation or bylaws of Parent, and (iii) for any restrictions on sales of securities under applicable securities Laws.

Section 4.4.  Financial Capacity.  At the Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to pay in cash any amounts to be paid by it hereunder.

Section 4.5.  Noncontravention.  Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with any provision of the organizational documents of Buyer, or (ii) violate or result in a breach of any material agreement, contract, lease, license, instrument or other arrangement to which Buyer or any of its Affiliates is a party or by which any of their respective properties are bound, or (iii) violate any Law to which Buyer or any of its Subsidiaries is subject, except, in the case of clauses (ii) and (iii), for such violations or breaches which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 4.6.  Government Authorizations.  No Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Buyer or any of its Subsidiaries or Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is party by Buyer or the consummation by Buyer of the transactions contemplated hereby and thereby.

Section 4.7.  Litigation.  Except for the Farrar Litigation, there are no Actions pending or, to Buyer’s Knowledge, threatened in law or in equity or before any Governmental Authority against Buyer or any of its Affiliates which would have, individually or in the aggregate, a Material Adverse Effect on Buyer, and there are no outstanding injunctions, judgments, orders, decrees, rulings, or charges to which Buyer or any of its Affiliates is a party or by which it is bound by or with any Governmental Authority which would have, individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 4.8.  Investment.  Buyer is aware that the Units being acquired by Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or under any state securities Laws.  Buyer qualified as an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act, and Buyer is purchasing the Units solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Units.  Buyer and its Subsidiaries and Affiliates will not sell or otherwise dispose of the Units except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws.  Buyer has knowledge, experience and expertise in business and financial matters and has the capability of understanding and evaluating the risks and merits associated with transactions contemplated by this Agreement.  Buyer has read this Agreement and understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.  Buyer acknowledges that it is not in a disparate bargaining position with Parent or Seller. Buyer has been represented or advised by advisors of its own choice, including legal advisors, financial advisors and tax advisors, that have assisted it in understanding and evaluating the risks and merits associated with the transactions contemplated by this Agreement.  Buyer can bear the economic risk of an investment in the Units pursuant to this Agreement and can afford a complete loss of such investment.

Section 4.9.  Information.  Parent, Seller and the Company have provided Buyer with such access to the facilities, books, records and personnel of each member of the Company and Affiliates as Buyer has deemed necessary and appropriate in order for Buyer to investigate to its satisfaction the business and properties of each member of the Company and Affiliates sufficiently to make an informed investment decision to purchase the Units and to enter into this Agreement.  Buyer (either alone or together with its advisors) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Units and is capable of bearing the economic risks of such purchase.  Buyer agrees to accept the Units on the Closing Date based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Parent or Seller, except as expressly set forth in this Agreement.  Buyer does not know as of the date hereof of the existence or non-existence or occurrence or non-occurrence of any event, condition or circumstance the occurrence or non-occurrence of which does or would excuse Buyer from its timely performance of its obligations hereunder.

ARTICLE V.

COVENANTS

Section 5.1.  Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement and applicable Law, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including such actions or things as any other Party hereto may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article VI to be fully satisfied.  Without limiting the generality of the foregoing, the Parties shall (and shall cause their respective directors, officers and Subsidiaries, and use their commercially reasonable efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives) to consult and fully cooperate with and provide commercially reasonable assistance to each other in (i) obtaining all necessary consents or other permission or action by, and giving all necessary notices to and making all necessary filings, meetings or appearances with and applications and submissions to, any Governmental Authority or other Person, (ii) lifting any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Authority (an “Injunction”) of any type referred to in Section 6.1(a) and (iii) in general, consummating and making effective the transactions contemplated hereby.  Buyer and its Affiliates shall not enter into or complete any transactions that could reasonably be expected to delay, hinder or prohibit the consummation of the transactions contemplated hereby, including causing the failure of the closing conditions set forth in Article VI to be satisfied.

Section 5.2.  Post-Closing Access; Preservation of Records.

(a)  From the Closing until eight (8) years thereafter, Buyer will make or cause to be made available to Parent and Seller all books, records, Tax Returns and documents of the Company (and the assistance of employees responsible for such books, records and documents or whose participation Parent or Seller determines is otherwise necessary or desirable in connection therewith) during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (ii) preparing reports to stockholders and Government Authorities or (iii) such other purposes for which access to such documents is believed by Parent or Seller to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns or responding to or disputing any Tax audit.  Buyer will cause the Company to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (A) eight years after the Closing Date or (B) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Parent or Seller at the end of any such period by providing Parent with not less than twenty (20) days written notice of Buyer’s intention to destroy or dispose of such records with Parent to exercise its rights to obtain such records within such twenty (20) day period.

(b)  From and after the Closing, Parent and Seller will make or cause to be made available to Buyer all books, records and documents of Parent and Seller relating to the Company’s business (and the assistance of employees responsible for such books, records and documents) during regular business hours for the same purposes, to the extent applicable, as set forth in Section 5.2(a).

Section 5.3.  Further Assurances.  Parent, Seller and Buyer each agree that from time to time after the Closing Date, they will execute and deliver or cause their respective Affiliates (including, with respect to Buyer, the Company) to execute and deliver such further instruments, and take (or cause their respective Affiliates, including, with respect to Buyer, the Company, to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.

Section 5.4.  Enforcement of Employment Agreements.  Buyer hereby agrees to perform its obligations and undertakings under and pursuant to the Employment Agreements and enforce fully its rights and remedies under the Employment Agreements.  Buyer will take all such actions to enforce its rights and interests (and the rights and interests of Parent as a third party beneficiary thereof) under the Employment Agreements as Parent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled thereunder.  Buyer further agrees not to enter into any waiver of, amendment to, or diminution of any of its rights or remedies under, the Employment Agreements, without first obtaining the written consent of Parent to such waiver, amendment or diminution.

ARTICLE VI.

CONDITIONS TO CLOSING

Section 6.1.  Conditions Precedent to Obligations of the Parties.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, where legally permissible, waiver by such Party in writing) at or prior to the Closing Date of each of the following conditions:

(a)  Fairness Opinion.  Houlihan Lokey Howard & Zukin shall have delivered to the Special Committee its opinion in form and substance satisfactory to the Special Committee to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Purchase Price to be received by Parent in the transactions contemplated hereby is fair to Parent from a financial point of view (a “Fairness Opinion”).

(b)  No Adverse Order.  There shall be no Injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains in any material respect or prohibits the consummation of the transactions contemplated hereby.

Section 6.2.  Conditions Precedent to Obligation of Parent and Seller.  The obligation of Parent and Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Parent) at or prior to the Closing Date of each of the following additional conditions:

(a)  Accuracy of Buyer’s Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct, in each case on and as of the date hereof (except to the extent expressly made as of another date) and as of the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, constitute a Material Adverse Effect on Buyer; and Parent shall have received a certificate signed by a duly authorized officer of Buyer confirming the foregoing as of the Closing Date.

(b)  Covenants and Agreements of Buyer.  Buyer shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing; and Parent shall have received a certificate signed by a duly authorized officer of Buyer confirming the foregoing as of the Closing Date.

(c)  No Material Adverse Effect.  There shall not have occurred since the date hereof, a Material Adverse Effect with respect to Buyer or the Company.

(d)  Incumbency.  Parent shall have received from Buyer a certificate of Buyer certifying the incumbency of each officer of Buyer executing this Agreement or any agreement or instrument contemplated hereby.

(e)  Promissory Note.  Seller shall have received the Promissory Note duly executed by the Company.

(f)  Closing Documents.  On or prior to the Closing Date, Buyer shall have delivered or caused to be delivered all agreements, instruments and documents required to be delivered or caused to be delivered by Buyer under Section 2.4(b).

Section 6.3.  Conditions Precedent to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) at or prior to the Closing Date of each of the following additional conditions:

(a)  Accuracy of Parent’s Representations and Warranties.  The representations and warranties of Parent contained in this Agreement, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct, in each case on and as of the date hereof (except to the extent expressly made as of another date) and as of the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate constitute a Material Adverse Effect on the Company; and Buyer shall have received a certificate from Parent signed by a duly authorized officer of Parent and a duly authorized officer of the Company confirming the foregoing as of the Closing Date.

(b)  Covenants and Agreements of Parent and Seller.  Each of Parent and Seller shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing; and Buyer shall have received a certificate from Parent signed by a duly authorized officer of Parent confirming the foregoing as of the Closing Date.

(c)  Incumbency.  Buyer shall have received from each of Parent and Seller a certificate of each of them respectively, certifying the incumbency of each officer of Parent and Seller executing this Agreement or any agreement or instrument contemplated hereby.

(d)  Closing Documents.  On or prior to the Closing Date, Parent and Seller shall have delivered all agreements, instruments and documents required to be delivered by Parent and Seller pursuant to Section 2.4(a).

ARTICLE VII.

INDEMNIFICATION AND REMEDIES

Section 7.1.  General Indemnification by Parent.  Following the Closing and subject to the terms and conditions of this Article VII, Parent will indemnify, defend and hold harmless Buyer, its Affiliates and each of their respective employees, directors and officers (collectively, the “Buyer Group”) from and against any and all Damages actually incurred by any member of Buyer Group based upon or arising out of (i) any breach of any Surviving Covenant of Parent contained in this Agreement or (ii) any breach of any of Parent’s representations and warranties contained in Article III.

Section 7.2.  General Indemnification by Buyer.  Following the Closing and subject to the terms and conditions of this Article VII, Buyer will indemnify, defend and hold harmless Parent, Seller, their Affiliates and each of their respective employees, directors and officers (collectively, the “Seller Group”) from and against, any and all Damages actually incurred by any member of the Seller Group based upon or arising out of (i) any breach of any Surviving Covenant of Buyer contained in this Agreement or (ii) any breach of Buyer’s representations and warranties contained in Article IV.  Any party providing indemnification pursuant to this Article VII is referred to herein as an “Indemnifying Party”, and any member of Buyer Group or Seller Group seeking indemnification pursuant to this Article VII is referred to herein as an “Indemnified Party”.

Section 7.3.  Certain Limitations.

(a)  The representations and warranties of Parent or Buyer contained in this Agreement shall survive the Closing Date until the two (2) year anniversary of the Closing Date and none of Parent or Buyer shall have any Liability whatsoever with respect thereto thereafter.  Each and every covenant contained in this Agreement (other than the covenants which by their terms are to be performed by either of the Parties following Closing (collectively, the “Surviving Covenants”)) shall expire with the consummation of the sale of the Units and shall not survive the Closing; and none of Parent or Buyer shall have any Liability whatsoever with respect to any such covenant thereafter.  The Surviving Covenants will survive the Closing Date until, and will expire when, in each case, the applicable statute of limitations has expired; provided, however, that with respect to each Employment Agreement, the Surviving Covenant contained in Section 5.5 will survive for one (1) year following the expiration of related Noncompetition Term (as defined in the applicable Employment Agreements).  Unless this Agreement is terminated prior to Closing, this Section 7.3(a) will survive until the last of the representations and warranties and Surviving Covenants expire.

(b)  The obligations of each Party to indemnify, defend and hold harmless the other Party and other Persons pursuant to this Article VII shall terminate with respect to Sections 7.1 and 7.2 upon the expiration of the applicable survival periods as set forth in Section 7.3(a).

(c)  Notwithstanding anything contained in this Agreement, any amounts payable pursuant to the indemnification obligations hereunder shall be paid without duplication, and in no event shall any Party be indemnified under different provisions of this Agreement for the same Damages.

Section 7.4.  Waiver of Damages.

(a)  Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that (i) the recovery by any Party of any Damages suffered or incurred by such Party as a result of any breach by the other Party of any of its obligations under this Agreement shall be limited to the actual damages suffered or incurred by such Party as a result of the breach by the breaching Party of its obligations hereunder and (ii) in no event shall any Party have any Liability to any other Party except (A) if there is a Closing, as expressly provided in this Article VII and (B) if there is no Closing, for Damages incurred or suffered by such Party for any breach by the other Party of an obligation or covenant or willful breach of a representation or warranty contained in this Agreement to the extent such breach resulted in the failure of the Closing to occur, subject to any other express limitations set forth in this Agreement.

(b)  To the extent Buyer, or any of Buyer’s advisors, agents, consultants or representatives, by reason of such due diligence and investigation, whether or not undertaken, knew or should have known that any representation and warranty made herein by Parent is or might be inaccurate or untrue, such knowledge or constructive knowledge shall constitute a release and waiver of any and all actions, claims, suits, damages or rights to indemnity, at law or in equity, against Parent by Buyer arising out of breach of that representation and warranty.  Nothing herein shall be deemed to limit or waive Buyer’s rights against the Parent arising out of any other representation and warranty made herein by the Parent.

Section 7.5.  Indemnification Procedures.

(a)  If any claim or demand is made against an Indemnified Party with respect to any matter, or any Indemnified Party shall otherwise learn of an assertion or of a potential claim, by any Person who is not a Party (or an Affiliate thereof) (a “Third Party Claim”) which may give rise to a claim for indemnification against an Indemnifying Party under this Agreement, then the Indemnified Party shall notify the Indemnifying Party in writing and in reasonable detail of the Third Party Claim within five (5) business days (including the factual basis for the Third Party Claim, and, to the extent known, the amount of the Third Party Claim); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced as a result thereof (except that the Indemnifying Party will not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice); it being understood and agreed that the failure of the Indemnified Party to so notify the Indemnifying Party prior to settling a Third Party Claim (whether by paying a claim or executing a binding settlement agreement with respect thereto) or the entry of a judgment or issuance of an award with respect to a Third Party Claim shall constitute actual prejudice to the Indemnifying Party’s ability to defend against such Third Party Claim.  Thereafter, the Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received or transmitted by the Indemnified Party relating to the Third Party Claim.

(b)  The Indemnifying Party will have the right to participate in or to assume the defense of the Third Party Claim (in either case at the expense of the Indemnifying Party) with counsel of its choice reasonably satisfactory to the Indemnified Party.  The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above following a reasonable period of time to provide such notice).  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that, if the Parties reasonably agree that a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties) shall be paid by such Indemnifying Party.  If the Indemnifying Party is conducting the defense of the Third Party Claim, the Indemnified Party, at its sole cost and expense, may retain separate counsel, and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party will control such defense subject to the limitations set out in this Section 7.5.

(c)  No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld or delayed); provided, that, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Damages in connection with such Third Party Claim and unconditionally releases the Indemnified Party completely from all Liability in connection with such Third Party Claim and provided that such settlement does not impose any material non-monetary restrictions or material obligations on the Indemnified Party.  Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any Liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

(d)  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or in connection with such Third Party Claim.  If the Indemnifying Party chooses to defend a Third Party Claim, the Parties will cooperate in the defense thereof (with the Indemnifying Party being responsible for all reasonable out-of-pocket expenses of the Indemnified Party (other than for the fees and expenses of its counsel) in connection with such cooperation), which cooperation will include the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)  Any claim on account of Damages for which indemnification is provided under this Agreement which does not involve a Third Party Claim will be asserted by reasonably prompt written notice (but in any event within the relevant period specified in Section 7.3) given by the Indemnified Party to the Indemnifying Party.

(f)  In the event of payment in full by an Indemnifying Party to any Indemnified Party in connection with any claim (an “Indemnified Claim”), such Indemnifying Party will be subrogated to and will stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Indemnified Claim against any claimant or plaintiff asserting such Indemnified Claim or against any other Person.  Such Indemnified Party will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

Section 7.6.  Consequential Damages.  Notwithstanding anything contained herein to the contrary and in furtherance of and without limiting the foregoing, but subject to Article VII, no member of the Seller Group and no member of Buyer Group will be entitled, after the Closing, to any recovery under this Agreement for its own special, exemplary, punitive, consequential, incidental or indirect damages or lost profits (including any Damages on account of lost opportunities); provided, however, that nothing herein shall prevent any member of the Seller Group or Buyer Group from being indemnified pursuant to this Article VII for all components of awards against them in claims by third parties for which indemnification is provided pursuant to this Article VII, including special, exemplary, punitive, consequential, incidental or indirect damages or lost profits components of such claims.

Section 7.7.  Exclusive Remedy.  After the Closing, the remedies set forth in this Article VII shall be the sole and exclusive remedy with respect to any and all claims (other than to the extent any such claims are grounded in fraud) relating, directly or indirectly, to the subject matter of this Agreement.  Without limiting the generality of the foregoing and subject to Section 9.13, Buyer and Parent hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or any of their respective Subsidiaries or Affiliates may have against the other Party or any of its Subsidiaries and Affiliates with respect to the subject matter of this Agreement (other than to the extent any such claims are grounded in fraud), whether arising under or based upon any Federal, state, provincial, local or foreign statute, Law, ordinance, rule, regulation or common law.

ARTICLE VIII.

TERMINATION

Section 8.1.  Termination Events.  Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)  by mutual written consent of Parent and Buyer;

(b)  by either Parent or Buyer by giving written notice to the other Party if the Closing shall not have occurred by March 31, 2008, unless extended by written agreement of Parent, Seller and Buyer; provided that the right to terminate this Agreement under this clause (c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(c)  by either Parent or Buyer by giving written notice to the other Party if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other Action shall not be subject to appeal or shall have become final and unappealable.

Section 8.2.  Effect of Termination.                                                        In the event of any termination of this Agreement pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of either Party or its Subsidiaries and Affiliates in respect thereof, except that (a) the obligations under Article IX of this Agreement shall remain in full force and effect and (b) such termination shall not relieve any Party of any Liability for damages incurred or suffered by the other Party for any breach of an obligation or covenant or willful breach of a representation or warranty contained in this Agreement prior to termination to the extent such breach resulted in the failure of the Closing to occur.  For the avoidance of doubt, the Parties understand and agree that any termination of this Agreement shall be without prejudice to, and shall not affect, any and all rights to damages that any Party may have hereunder or otherwise under applicable law.

ARTICLE IX.

MISCELLANEOUS

Section 9.1.  Expenses.  Whether or not the transactions contemplated by this Agreement are consummated:

(a)  Buyer shall pay, without right of reimbursement from Parent or Seller, all costs and expenses incurred by it incident to without limitation, the process leading to the execution of this Agreement, the negotiations and preparations of this Agreement and the performance of its obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by Buyer in connection with the transactions contemplated hereby;

(b)  Parent shall pay, without right of reimbursement from Buyer, all costs and expenses incurred by the Special Committee incident to without limitation, the process leading to the execution of this Agreement, the negotiations and preparations of this Agreement and the performance of the Special Committee of its fiduciary obligations and the performance by each of Parent and Seller of its obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the Special Committee in connection with the transactions contemplated hereby; and

(c)  each of Buyer and Parent shall pay one half of the costs and expenses incurred by Parent and Seller incident to without limitation, the process leading to the execution of this Agreement, the negotiations and preparations of this Agreement and the performance by each of Parent and Seller of its obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by Parent or Seller in connection with the transactions contemplated hereby.

Notwithstanding anything to the contrary in this Agreement, the provisions and covenants of this Section 9.1 will survive the Closing.

Section 9.2.  Terms Generally.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require.  All references herein to Articles, Sections and Exhibits and shall be deemed references to Articles, Sections and Exhibits to, this Agreement unless the context shall otherwise clearly require.  Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions).  Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

Section 9.3.  Parties in Interest.  Except as provided in Section 7.1, Section 7.2 and in this Section 9.3, nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the Parties or their respective successors and permitted assigns, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

Section 9.4.  Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void.

Section 9.5.  Notices.  All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

If to Parent or Seller:	Desert Capital REIT, Inc. 1291 Galleria Drive Henderson, Nevada 89014 Attn.: Robert Beville Facsimile: (702) 869-7474
with a copy to:	Locke Lord Bissell & Liddell LLP 2200 Ross Avenue, Suite 2200 Dallas, Texas 75201 Attn: Lane Folsom, Esq. Facsimile: (740) 740-8800
with a copy to:	Andrews Kurth, LLP 1717 Main Street, Suite 3700 Dallas, Texas 75201 Attn: David Barbour, Esq. Facsimile: (740) 659-4764
If to Buyer:	Sandstone Equity Investors, LLC 1291 Galleria Drive Henderson, Nevada 89014 Attn.: Todd Parriott Facsimile: (702) 739-7355
All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by facsimile (with acknowledgment received), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

Section 9.6.  Amendments and Waivers.  This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties.  No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 9.7.  Headings.  The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

Section 9.8.  Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.9.  Entire Agreement.  This Agreement (including the Exhibits hereto), and the Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, discussions or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

Section 9.10.  Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby.  Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.11.  Governing Law.  This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of Nevada, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of Nevada.

Section 9.12.  Consent to Jurisdiction; Waiver of Jury Trial.

(a)  Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) state courts of the State of Nevada and (ii) the United States District Court for the State of Nevada for the purposes of any suit, Action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action, suit or proceeding relating hereto except in such courts).  Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 9.5 will be effective service of process for any Action, suit or proceeding in Nevada with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in (i) state courts of the State of Nevada or (ii) the United States District Court for the State of Nevada, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, each Party agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

(b)  EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 9.13.  Specific Performance.  Notwithstanding anything to the contrary contained herein, the Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.14.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

BUYER: SANDSTONE EQUITY INVESTORS, LLC /s/G. Steven Dawson G. Steven Dawson, Managing Director

SELLER: DESERT CAPITAL TRS, INC. /s/Todd B. Parriott Todd B. Parriott, President

PARENT: DESERT CAPITAL REIT, INC. /s/Todd B. Parriott Todd B. Parriott, President